THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

NEW DESIGN CABINETS, INC.

CONVERTIBLE PROMISSORY NOTE

$_______________	____________, 2007

FOR VALUE RECEIVED, New Design Cabinets, Inc., a Nevada corporation (the “Company”) promises to pay to ____________________ (“Investor”), or its registered assigns, in lawful money of the United States of America, an amount equal to 30% in excess of the principal sum of $_________ and the interest then due and outstanding under the terms of this note (the “Note”) on the unpaid principal balance, at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days (the “Repayment Amount”). The Repayment Amount shall be due and payable on the earlier of (i) ____________, 2008 (the “Maturity Date”), (ii) the consummation of the Company’s anticipated PIPE financing with institutional investors for at least $25.0 million, net of offering expenses, that the Company expects to close on or before the Maturity Date; provided, however, the Company makes no assurances that it shall close such financing (the “PIPE”), or (iii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof (the “Repayment Date”). This Note is one of the “Notes” issued pursuant to the Note and Warrant Purchase Agreement of even date herewith (as amended, modified or supplemented, the “Note and Warrant Purchase Agreement”) between the Company and the Investors (as defined in the Note and Warrant Purchase Agreement).

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.  Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)  “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(b)  “Event of Default” has the meaning given in Section 4 hereof.

(c)  “Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(d)  “Majority in Interest” shall mean, more than 50% of the aggregate outstanding principal amount of the Notes issued pursuant to the Note and Warrant Purchase Agreement.

(e)  “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Company; (b) the ability of the Company to pay or perform the Obligations in accordance with the terms of this Note and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (c) the rights and remedies of Investor under this Note, the other Transaction Documents or any related document, instrument or agreement.

(f)  “Note and Warrant Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(g)  “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, and the Note and Warrant Purchase Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term “Obligations” shall not include any obligations of Company under or with respect to the Warrant.

(h)  “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(i)  “Securities Act” shall mean the Securities Act of 1933, as amended.

(j)  “Transaction Documents” shall mean this Note, each of the other Notes issued under the Note and Warrant Purchase Agreement, the Note and Warrant Purchase Agreement, and the Warrants issued under the Note and Warrant Purchase Agreement.

(k)  “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

(l)   “Warrants” shall mean the warrants issued under the Note and Warrant Purchase Agreement.

2.  Interest. Interest shall accrue at the rate set forth in the introductory paragraph hereof until the outstanding principal amount hereof shall be paid in full.

3.  Prepayment. Prior to the Repayment Date, the Company may prepay this Note in whole or in part; provided that any prepayment of this Note may only be made in connection with the prepayment of all Notes issued under the Note and Warrant Purchase Agreement on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note.

4.  Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a)  Failure to Pay. The Company shall fail to pay (i) when due the Repayment Amount on the due date hereunder or (ii) any other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within 5 days of the Company’s receipt of Investor’s written notice to the Company of such failure to pay; or

(b)  Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(c)  Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

5.  Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 4(b) or 4(c)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the consent of a Majority in Interest of the holders of the Notes issued under the Note and Warrant Purchase Agreement, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default and subject to the consent of a Majority in Interest of the holders of the Notes issued under the Note and Warrant Purchase Agreement, Investor may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.  Conversion.

(a)  Optional Conversion. Upon the earlier to occur of the Maturity Date or the consummation of the PIPE, the Investor shall be entitled to convert (in whole or in part) 110% of the Repayment Amount into shares of common stock, $.001 par value (the “Common Stock”) of the Company at the fair market value of each share of Common Stock (subject to adjustment for any combinations, consolidations, stock distributions or stock dividends) on the date of conversion, or at the price per share of Common Stock sold to investors in the PIPE, as the case may

(b)  Information Requirements. Before Investor shall be entitled to convert this Note into shares of Common Stock under this Section 6(b), it shall surrender this Note, duly endorsed, at the office of the Company and shall provide the Company with the Conversion Notice in the form set forth as Exhibit A attached hereto. The Company shall, as soon as practicable thereafter, issue and deliver at such office to Investor a certificate or certificates for the number of shares of Common Stock to which Investor shall be entitled upon conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), including a check payable to Investor for any cash amounts payable as described in Section 6(c). The Person or Persons entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record Investor or Investors of such shares of Common Stock as of such date.

(c)  Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 6(c), the Company shall be forever released from all its obligations and liabilities under this Note.

(d)  Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Investor shall not have the right to convert any portion of this Note pursuant to Section 6, to the extent that after giving effect to such conversion, the Investor (together with the Investor's affiliates) would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Investor and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Investor or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Investor or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, the Investor may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent 10-QSB, 10-KSB or 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Investor, the Company shall within one (1) business day confirm orally and in writing to the Investor the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Investor or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Investor may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Investor and not to any other holder of Notes.

7.  Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 below, the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8.  Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of a Majority in Interest.

9.  Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 9 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. the Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

10.  Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the holders of a Majority in Interest.

11.  Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Note and Warrant Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

12.  Pari Passu Notes. Investor acknowledges and agrees that the payment of the Repayment Amount shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Note and Warrant Purchase Agreement or pursuant to the terms of such Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

13.  Usury. In the event any amount is paid on this Note or under the terms of the Note and Warrant Purchase Agreement which is deemed to be in excess of the then legal maximum rate, then that portion of the payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

14.  Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

15.  Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

[Signature Page Follows]

The Company has caused this Note to be issued as of the date first written above.

NEW DESIGN CABINETS, INC.,
a Nevada corporation

By:
Name:	Luis Goyzueta
Title:	President

EXHIBIT A

NEW DESIGN CABINETS, INC.

CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the "Note") issued to the undersigned by New Design Cabinets, Inc. (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert up to 110% of the Repayment Amount (as defined in the Note) of the Note indicated below into shares of common stock, par value $0.001 per share (the "Company Common Stock"), as of the date specified below.

Date of Conversion:
Repayment Amount to be converted:
Number of shares of Company Common Stock to be issued:

    Please issue the Company Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:
Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)